Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,889,570	$190.28

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

January 2016 Pricing Supplement Registration Statement No. 333-202524 Dated January 15, 2016 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$1,889,570 Dual Directional Trigger PLUS Based on the Price of the Energy Select Sector SPDR® Fund due January 18, 2019

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The Dual Directional Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has remained the same or appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the price of the underlying shares has depreciated by no more than 20%, the investor will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the price of the underlying shares has depreciated by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% decline in the underlying shares from the pricing date to the valuation date. These Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying shares. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Maturity date*:		January 18, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:		Shares of the Energy Select Sector SPDR® Fund (the “index fund”) (Bloomberg symbol: “XLE”)
Aggregate principal amount:		$1,889,570
Payment at maturity:

•   If the final share price is greater than or equal to the initial share price:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final share price is less than the initial share price but is greater than or equal to the trigger price:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $2.00 for each Trigger PLUS.

•   If the final share price is less than the trigger price:

$10 x the share performance factor

This amount will be less than $8.00. You will lose at least 20% of the stated principal amount if the final share price is less than the trigger price. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		200%
Share percent increase:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Trigger price:		$43.48, which is 80% of the initial share price
Initial share price:		$54.35, which was the official closing price of the underlying shares on the pricing date
Final share price:		The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:		The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “XLE UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date:		January 15, 2019, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$14.40 per Trigger PLUS (144% of the stated principal amount).
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS
Pricing date:		January 15, 2016
Original issue date:		January 21, 2016
Estimated initial value:		The estimated initial value of the Trigger PLUS is less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the Trigger PLUS, which was determined by us on the pricing date, will be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:		40434K230
ISIN:		US40434K2309
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.25(1)	$9.70
$0.05(2)
Total	$1,889,570.00	$47,239.25 $9,447.85	$1,832,882.90
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.30 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

The estimated initial value of the Trigger PLUS as of the pricing date is $9.305 per Trigger PLUS, which is less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this pricing supplement, page S-1 of the ETF Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this pricing supplement or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Dual Directional Trigger PLUS Based on the Price of the Energy Select Sector SPDR® Fund due January 18, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities
Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Price of the Energy Select Sector SPDR® Fund due January 18, 2019 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for any positive performance of the underlying shares, subject to the maximum payment at maturity
▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying shares
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish or moderately bearish scenario, with no limitation on the appreciation potential

Maturity:	Approximately 3 years
Leverage factor:	200%
Maximum payment at maturity:	$14.40 per Trigger PLUS (144% of the stated principal amount)
Trigger price:	$43.48, which is 80% of the initial share price
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.
Coupon:	None

Key Investment Rationale

The Trigger PLUS offer 200% leveraged exposure on the positive performance of the underlying shares, subject to the maximum payment at maturity of $14.40 per Trigger PLUS (144% of the stated principal amount) and an unleveraged positive return on the absolute value of a limited range of negative performance of the underlying shares. At maturity, if the price of the underlying shares has remained the same or appreciated, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares. If the price of the underlying shares has depreciated by no more than 20%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the price of the underlying shares has decreased by more than 20%, investors will lose 1% of the principal amount for every 1% that the price has declined in the final share price from the initial share price. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

These Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside in excess of the maximum payment at maturity in exchange for the leverage feature, which applies to any positive performance of the underlying shares, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying shares. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final share price is less than the initial share price but is greater than or equal to the trigger price.
Upside Scenario if the Underlying Shares Remain the Same or Appreciate	The final share price is greater than or equal to the initial share price and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10 plus 200% of the share percent increase.
Absolute Return Scenario	The final share price is less than the initial share price but is greater than or equal to the trigger price, which is 80% of the initial share price. In this case, investors receive a 1% positive return on the Trigger PLUS for each 1% decline in the price of the underlying shares. For example, if the final share price is 10% less than the initial share price, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final share price is less than the trigger price, at maturity for each Trigger PLUS, we will pay less than the stated principal amount in an amount that is proportionate to the decline in the final share price from the initial share price. This amount will be less than $8.00 per Trigger PLUS. For example, if the final share price is 80% less than the initial share price, the payment on the Trigger PLUS will result in a loss of 80% of principal at $2.00, or 20% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.
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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Maximum payment at maturity:	$14.40 per Trigger PLUS (144% of the stated principal amount)
Trigger price:	80% of the initial share price
Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, investors would receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to a maximum payment at maturity of $14.40 per Trigger PLUS. Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity at a final share price of 122.00% of the initial share price.
▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 6% return, or $10.60 per Trigger PLUS.
▪	For example, if the price of the underlying shares appreciates 40%, investors would receive only the maximum payment at maturity of $14.40 per Trigger PLUS, or 144% of the stated principal amount.
▪	Absolute Return Scenario: If the final share price is less than the initial share price but is greater than or equal to the trigger price, investors would receive a 1% positive return on the Trigger PLUS for each 1% decline in the underlying shares.
▪	For example, if the price of the underlying shares declines by 10%, investors would receive a 10% return, or $11.00 per Trigger PLUS.
▪	The maximum return under this scenario is a positive 20% return at maturity, or $12.00 per Trigger PLUS.
▪	Downside Scenario: If the final share price is less than the trigger price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares. This amount will be less than $8.00 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.
▪	For example, if the underlying shares decline by 40%, investors would lose 40% of their principal and receive only $6.00 per Trigger PLUS at maturity, or 60% of the stated principal amount.
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Dual Directional Trigger PLUS Based on the Price of the Energy Select Sector SPDR® Fund due January 18, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the index fund or in any of the stocks held by the index fund. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to index funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Trigger PLUS do not pay interest and may result in a loss of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the trigger price (which is 80% of the initial share price), the absolute return feature will no longer be available and you will receive for each Trigger PLUS that you hold a payment at maturity that is at least 20% less than the stated principal amount of each Trigger PLUS. In this case, you will lose a portion of your principal amount equal to the percentage decline in the price of the underlying shares from the initial share price to the final share price, subject to the credit risk of HSBC. There is no minimum payment on the Trigger PLUS and you may lose up to 100% of the stated principal amount.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $14.40 per Trigger PLUS (144% of the stated principal amount). Although the leverage factor provides 200% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 144% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than 22% of the initial share price will not further increase the return on the Trigger PLUS.
▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.
▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Energy Select Sector SPDR® Fund” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.
▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying shares. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.
▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the Trigger PLUS. The S&P® Energy Select Sector Index (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, SSgA Funds Management, Inc. (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or
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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

publication of the underlying index at any time. Any such actions could affect the value of and the return on the Trigger PLUS.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the underlying shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlying shares. As a result, under these circumstances, the market value of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the Trigger PLUS in the secondary market and/or reduce your payment at maturity.
▪	The estimated initial value of the Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We determined the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.
▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.
▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any
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time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.
▪	Risks associated with the energy sector. The index fund invests in companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of the Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the index fund.
▪	Risks associated with concentration of investment in a particular sector. The equity securities held by the index fund are issued by companies that are in the following industries: oil, gas and consumable fuels and energy equipment and services. Consequently, the value of the Trigger PLUS may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general.
▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.
▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial share price, the trigger price and will determine the final share price, including whether the price of the underlying shares has decreased to or below the trigger price, and the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent has made and will make all determinations and take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your Trigger PLUS.
▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers have carried out and will continue to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge
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positions during the term of the Trigger PLUS and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks held by the index fund and other financial instruments relating to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Additional Information About the Trigger PLUS —Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.
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Information About the Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Energy Select Sector Index. The Energy Select Sector SPDR® Fund is intended to measure the performance of the energy sector of the U.S. equity market.

Historical Information

Information as of market close on January 15, 2016:

Bloomberg Ticker Symbol:	XLE
Current Share Closing Price:	$54.35	52 Week High (on 5/1/2015):	$82.94
52 Weeks Ago:	$73.80	52 Week Low (on 1/13/2016):	$53.66

The following graph sets forth the historical performance of the underlying shares based on the daily historical official closing prices from January 2, 2008 through January 15, 2016. We obtained the official closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Official Closing Prices January 2, 2008 to January 15, 2016

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The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter since the first quarter of 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$80.40	$67.27	$73.80
4/1/2008	6/30/2008	$90.25	$73.80	$88.36
7/1/2008	9/30/2008	$88.97	$61.65	$63.77
10/1/2008	12/31/2008	$63.77	$40.00	$47.84
1/2/2009	3/31/2009	$51.95	$38.12	$42.46
4/1/2009	6/30/2009	$53.95	$42.46	$48.07
7/1/2009	9/30/2009	$55.89	$44.52	$53.92
10/1/2009	12/31/2009	$59.76	$51.97	$57.01
1/4/2010	3/31/2010	$60.30	$53.74	$57.52
4/1/2010	6/30/2010	$62.07	$49.68	$49.68
7/1/2010	9/30/2010	$56.31	$49.38	$56.06
10/1/2010	12/31/2010	$68.25	$56.06	$68.25
1/3/2011	3/31/2011	$80.01	$67.78	$79.81
4/1/2011	6/30/2011	$80.44	$70.99	$75.35
7/1/2011	9/30/2011	$79.79	$58.59	$58.59
10/3/2011	12/30/2011	$73.04	$56.55	$69.13
1/3/2012	3/30/2012	$76.29	$69.13	$71.73
4/2/2012	6/29/2012	$72.42	$62.00	$66.37
7/2/2012	9/28/2012	$76.57	$64.96	$73.48
10/1/2012	12/31/2012	$74.94	$68.59	$71.44
1/2/2013	3/29/2013	$79.99	$71.44	$79.32
4/1/2013	6/28/2013	$83.28	$74.09	$78.36
7/1/2013	9/30/2013	$85.30	$78.36	$82.88
10/1/2013	12/31/2013	$88.51	$81.87	$88.51
1/2/20014	3/31/2014	$89.06	$81.89	$89.06
4/1/2014	6/30/2014	$101.29	$88.45	$100.10
7/1/2014	9/30/2014	$100.58	$90.62	$90.62
10/1/2014	12/31/2014	$90.62	$73.36	$79.16
1/2/2015	3/31/2015	$82.29	$72.86	$77.58
4/1/2015	6/30/2015	$82.94	$74.64	$75.16
7/1/2015	9/30/2015	$75.16	$59.22	$61.20
10/1/2015	12/31/2015	$71.40	$58.78	$60.55
1/1/2016	1/15/2016*	$60.55	$53.66	$54.35

* The information set forth above for the fourth calendar quarter of 2015 includes data for the period from January 1, 2016 through January 15, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the cover page of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40434K230
ISIN:	US40434K2309
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the Trigger PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Trigger PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Trigger PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Trigger PLUS). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Trigger PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Trigger PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the Trigger PLUS over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the Trigger PLUS for an amount equal to the “issue price” of the Trigger PLUS and, upon the date of sale, exchange or maturity of the Trigger PLUS, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the Trigger PLUS). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Trigger PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with

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their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the underlying shares, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the underlying shares, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the underlying shares, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the underlying shares, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to a Trigger PLUS issued before January 1, 2017. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale or redemption of a Trigger PLUS will only apply to payments made after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS, will receive a fee of $0.30 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each Trigger PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the Trigger PLUS linked to the underlying shares. The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Trigger PLUS relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the

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accompanying ETF Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the Trigger PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Trigger PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Trigger PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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